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                                                                 EX-99.B9-AGENCY

                                AGENCY AGREEMENT

     THIS AGREEMENT made the 10th day of September 1992, by and between JACKSON NATIONAL CAPITAL MANAGEMENT FUNDS, a Massachusetts business trust, having its principal place of business at 5901 Executive Drive, Lansing, Michigan 48911 ("Fund"), and INVESTORS FIDUCIARY TRUST COMPANY, a state chartered trust company organized and existing under the laws of the State of Missouri, having its principal place of business at 127 West 10th Street, Kansas City, Missouri 64105 ("IFTC"):

                                  WITNESSETH:

     WHEREAS, Fund desires to appoint IFTC as Transfer Agent and Dividend Disbursing Agent, and IFTC desires to accept such appointment;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.      Documents to be Filed with Appointment.
             In connection with the appointment of IFTC as Transfer Agent and Dividend Disbursing Agent for Fund, there will be filed with IFTC the following documents:
             A.   A certified copy of the resolutions of the
                  Board of Trustees of Fund appointing IFTC as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to give instructions and requests on behalf of Fund;
             B.   A certified copy of the Articles of
                  Incorporation of Fund and all amendments thereto;
             C.   A certified copy of the Bylaws of Fund;
             D.   Copies of Registration Statements and
                  amendments thereto, filed with the Securities and Exchange Commission.
     2.      Certain Representations and Warranties of IFTC.
             IFTC represents and warrants to Fund that:
             A. It is a trust company duly organized and existing and in good standing under the laws of Missouri.
             B. It is duly qualified to carry on its business in the State of Missouri.
             C. It is empowered under applicable laws and by its Articles of Incorporation and bylaws to enter into and perform the services contemplated in this Agreement.
             D. It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934.
             E. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
             F. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in a timely and professional manner.
     3.      Certain Representations and Warranties of Fund.
             Fund represents and warrants to IFTC that:
             A. It is a Massachusetts business trust duly organized a and existing and in good standing under the laws of the Commonwealth of Massachusetts.
             B. It is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended.
             C. A registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all shares of Fund being offered for sale.
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             D.   All requisite steps have been or will be taken to register
                  Fund's shares for sale in all applicable states.
             E.   Fund is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement.
     4.      Scope of Appointment.
             A. Subject to the conditions set forth in this Agreement, Fund hereby employs and appoints IFTC as Transfer Agent and
                  Dividend Disbursing Agent effective the day of      , 199 .
             B. IFTC hereby accepts such employment and appointment and agrees that it will act as Fund's Transfer Agent and Dividend Disbursing Agent. IFTC agrees that it will also act as agent in connection with Fund's periodic withdrawal payment accounts and other open accounts or similar plans for shareholders, if any.
             C. IFTC agrees to provide the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.
             D. Fund agrees to use its best efforts to deliver to IFTC in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.
             E. Subject to the provisions of Sections 19. and 20. hereof, IFTC agrees that it will perform all of the usual and ordinary services of Transfer Agent and Dividend Disbursing Agent and as Agent for the various shareholder accounts, including, without limitation, the following: maintaining all shareholder accounts, preparing shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing shareholder reports and prospectuses, withholding taxes on nonresident alien and foreign corporation accounts, for pension and deferred income, backup withholding or other instances agreed upon by the parties, preparing and mailing checks for disbursement of income dividends and capital gains distributions, preparing and filing U.S. Treasury Department Form 1099 for all shareholders, preparing and mailing confirmation forms to shareholders and dealers with respect to all purchases and redemptions of Fund shares and other transactions in shareholder accounts for which confirmations are required, recording reinvestments of dividends and distributions in Fund shares, cooperating with broker-dealers and financial intermediaries who represent shareholders of the Fund, and shareholder servicing, including, but not limited to responding to telephone and written shareholder inquiries.
     5.      Limit of Authority.
             Unless otherwise expressly limited by the resolution of appointment or by subsequent action by the Fund, the appointment of IFTC as Transfer Agent will be construed to cover the full amount of authorized stock of the class or classes for which IFTC is appointed as the same will, from time to time, be constituted, and any subsequent increases in such authorized amount. In case of such increase Fund will file with IFTC:


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             A.   If the appointment of IFTC was theretofore expressly limited, a certified copy of a resolution of the Board of Trustee of Fund increasing the authority of IFTC;
             B.   A certified copy of the amendment to the Articles of
                  Incorporation of Fund authorizing the increase of stock;
             C.   A certified copy of the order or consent of each governmental or regulatory authority required by law to consent to the
                  issuance of the increased stock, and an opinion of counsel that the order or consent of no other governmental or regulatory authority is required;
             D.   Opinion of counsel for Fund stating:
                  (1) The status of the additional shares of stock of Fund under the Securities Act of 1933, as amended, and any other applicable federal or state statute; and
                  (2) That the additional shares are, or when issued will be, validly issued, fully paid and nonassessable.
     6.      Compensation and Expenses.
             A. In consideration for its services hereunder as Transfer Agent and Dividend Disbursing Agent, Fund will pay to IFTC compensation as set forth in the attached Exhibit A for all services rendered as Agent, and also, all its reasonable out-of-pocket expenses including but not limited to those described in the fee schedule, charges, counsel fees approved by the Fund, and other disbursements (Compensation and Expenses) incurred in connection with the agency. Such initial Compensation and Expenses are set forth in Exhibit A attached hereto. If the Fund has not paid such Compensation and Expenses to IFTC within a reasonable time, IFTC may charge against any monies held under this Agreement, the amount of any Compensation and/or Expenses for which it shall be entitled to reimbursement under this Agreement. IFTC will provide to Fund no less often than monthly a detailed accounting of all such expenses on behalf of the Fund.

     7.      Operation of IFTC System.
             A. In connection with the performance of its services under this Agreement, IFTC is responsible for such items as:
             (1) Accurately entering orders and instructions received by IFTC from dealers, shareholders, Fund or its principal underwriter;
             (2) Providing shareholder lists, shareholder account verifications, confirmations and other shareholder account information from IFTC's records which accurately reflects the information contained in such records or data;

             (3) The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from Fund;
             (4) The accuracy of redemption transactions and payments in accordance with redemption instructions received from dealers, shareholders or Fund;

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             (5)  The deposit daily in Fund's appropriate special bank account of all checks and payments received from dealers or shareholders for investment in shares;
             (6) The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the legality of transfers, redemptions and other shareholder account transactions, all in conformance with IFTC's present procedures with such changes as may be required or approved by Fund; and
             (7) The maintenance of a disaster recovery plan consistent with industry standards, including a current duplicate set of Fund's essential records at a secure distant location, in a form available and usable forthwith in the event of any such breakdown or a disaster which may disrupt its main operation.

     8.      Indemnification.
             A. IFTC will not be responsible for, and Fund will hold harmless and indemnify IFTC from and against any loss by or liability to the Fund or a third party, including attorneys' fees, in connection with any claim or suit asserting any such liability arising out of or attributable to actions taken or omitted by IFTC pursuant to this Agreement, unless IFTC has acted negligently or in bad faith. The matters covered by this indemnification include but are not limited to those of
                  Section 14. hereof. Fund will be responsible for, and will have the right to conduct or control the defense of any litigation asserting liability against which IFTC is indemnified hereunder. IFTC will not be under any obligation to prosecute or defend any action or suit in respect of the agency relationship hereunder, which, in its opinion, may involve it in expense or liability, unless Fund will, as often as requested, furnish IFTC with reasonable, satisfactory security and indemnity against such expense or liability.
             B. IFTC will hold harmless and indemnify Fund from and against any loss or liability, including attorneys' fees, arising out of IFTC's negligence or bad faith in performing its duties under the Agreement.
     9.      Certain Covenants of IFTC and Fund.
             A. All requisite steps will be taken by Fund from time to time when and as necessary to register the Fund's shares for sale in all states in which Fund's shares shall at the time be offered for sale and require registration. If at any time Fund will receive notice of any stop order or other proceeding in any such state affecting such registration or the sale of Fund's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Fund's shares, Fund will give prompt notice thereof to IFTC.


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             B.   IFTC agrees to maintain adequate insurance and at this time is insured as described on Exhibit B. IFTC agrees to notify the Fund if such insurance is substantially reduced.
             C. To the extent required by Section 31 of the Investment Company Act of 1940 as amended and Rules thereunder, IFTC agrees that all records maintained by IFTC relating to the services to be performed by IFTC under this Agreement are the property of Fund and will be preserved and will be surrendered promptly to Fund on request.
             D. IFTC agrees to furnish Fund semiannual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by Fund. The annual financial statements will be certified by IFTC's certified public accountants.
             E. IFTC represents and agrees that it will use its best efforts to keep current on the trends of the investment company industry relating to shareholder services and will use its best efforts to continue to modernize and improve.
             F. IFTC will permit Fund and its authorized representatives to make periodic inspections of its operations as such would involve the Fund at reasonable times during business hours.
     10.     Death, Resignation or Removal of Signing Officer.
             Fund will file promptly with IFTC written notice of any change in the officers authorized to sign written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer.
     11.     Future Amendments of Charter and Bylaws.
             Fund will promptly file with IFTC copies of all material amendments to its Articles of Incorporation or bylaws made after the date of this Agreement.
     12.     Instructions, Opinion of Counsel and Signatures.
             At any time IFTC may apply to any person authorized by the Fund to give instructions to IFTC, and may with the approval of a Fund officer consult with legal counsel for Fund or its own legal counsel at the expense of Fund, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. IFTC will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Fund.
     13.     Papers Subject to Approval of Counsel.
             The acceptance by IFTC, of its appointment as Transfer Agent and Dividend Disbursing Agent and all documents filed in connection with such appointment and thereafter in connection with the agencies, will be subject to the approval of legal counsel for IFTC (which approval will not be unreasonably withheld and which approval will be presumed after 15 days after receipt of such documents by IFTC).



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     14.     Certification of Documents.
             The required copy of the Articles of Incorporation of Fund and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of the State of Incorporation, and if such Articles of Incorporation and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to IFTC. The copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Trustees of Fund, will be certified by the Secretary or an Assistant Secretary of Fund under the Fund's seal.
     15.     Records.
             IFTC will maintain customary records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, if any.
     16.     Disposition of Books, Records and Cancelled Certificates.
             IFTC will send periodically to Fund, or to where designated by the Secretary or an Assistant Secretary of Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will not be destroyed by Fund without the consent of IFTC (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

     17.     Provisions Relating to IFTC as Transfer Agent.
             A. Shares of stock will be transferred or redeemed and funds remitted therefor, upon receipt of such documents as IFTC may deem necessary to evidence that authority of the person making the transfer or redemption, and bearing satisfactory evidence of the payment of any applicable stock transfer taxes. IFTC reserves the right to refuse to transfer shares until it has received reasonable assurance acceptable to it that the endorsement or signature is valid and genuine, and for that purpose it may require a signature guarantee in accordance with applicable securities law and the Fund's direction. IFTC also reserves the right to refuse to transfer or redeem shares until it has received reasonable assurance that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. IFTC may, in effecting transfers or redemptions, rely upon Simplification Acts or other statutes which protect it and Fund in not requiring complete fiduciary documentation. In cases in which IFTC is not directed or otherwise required to maintain the consolidated records of shareholder's accounts, IFTC will not be liable for any loss which may arise by reason of not having such records.
             B. IFTC will supply a shareholder's list to Fund for its annual meeting upon receiving a request from an


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                  officer of Fund. It will also supply lists at such other
                  times as may be requested by an officer of Fund.
             C. Upon receipt of written instructions of an officer of Fund, IFTC will address and mail notices to shareholders.
             D.   In case of any request or demand for the inspection of the
                  stock books   of Fund or any other books in the possession of
                  IFTC, IFTC will endeavor to notify Fund and to secure instructions as to permitting or refusing such inspection. IFTC reserves the right, however, to exhibit the stock books or other books to any person when it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.
     18.     Provisions Relating to Dividend Disbursing Agency.
             A. IFTC will, at the expense of Fund, provide a special form of check containing the imprint of any device or other matter desired by Fund. Said checks must, however, be of a form and size convenient for use by IFTC.
             B. If Fund desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished to IFTC within a reasonable time prior to the date of mailing of the dividend checks, at the expense of Fund.
             C. If Fund desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to IFTC but the size and form of said envelopes will be subject to the approval of IFTC. If stamped envelopes are used, they must be furnished by Fund; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by Fund.
             D. IFTC will maintain one or more deposit accounts as Agent for Fund at banks or trust companies approved by the Fund (which approval shall not be unreasonably withheld), into which the funds for payment of dividends, distributions, redemptions or other disbursements provided for hereunder will be deposited, and against which checks will be drawn.
             E. IFTC is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.
     19.     Assumption of Duties By the Fund.
             The Fund may assume certain duties and responsibilities of IFTC or those usual and ordinary services of Transfer Agent and Dividend Disbursement Agent as those terms are referred to in Section 4.E. of this Agreement including but not limited to accepting shareholder instructions and transmitting orders based on such instructions to IFTC, preparing and mailing confirmations, obtaining certified TIN numbers, and disbursing monies of the Fund. To the extent the Fund or its agent or affiliate assumes such duties and

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             responsibilities, IFTC shall be relieved from all responsibility and liability therefore.
     20.     Termination of Agreement.
             A. This Agreement may be terminated by either party upon receipt of ninety (90) days written notice from the other party.
             B. Fund, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events:
                  (1) Any interruption or cessation of operations by IFTC or its assigns which materially interferes with the business operation of Fund;
                  (2) The bankruptcy of IFTC or its assigns or the appointment of a receiver for IFTC or its assigns;
                  (3) Any merger, consolidation or sale of substantially all the assets of IFTC or its assigns;
                  (4) The acquisition of a controlling interest in IFTC or its assigns, by any broker, dealer, investment adviser or investment company except as may presently exist; or
                  (5) Failure by IFTC or its assigns to perform its duties in accordance with the Agreement.
                  (6)   In the event of termination, Fund will promptly pay
                        IFTC all amounts due to IFTC hereunder.
     21.     Assignment.
             A. Neither this Agreement nor any rights or obligations hereunder may be assigned by IFTC without the written consent of Fund; provided, however, no assignment will relieve IFTC of any of its obligations hereunder. IFTC may, however, employ agents to assist it in performing its duties hereunder.
             B. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.
     22.     Confidentiality.
             A. IFTC agrees that, except as provided in the last sentence of Section l9.J hereof, or as otherwise required by law, IFTC will keep confidential all records of and information in its possession relating to Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the consent of Fund.
             B.   Fund agrees to keep confidential all financial statements and other financial records (other than statements and records relating solely to Fund's business dealings with IFTC) and all manuals, systems and other technical information and data, not publicly disclosed, relating to IFTC's operations and programs furnished to it by IFTC pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of IFTC.
             C. The Fund acknowledges that IFTC and DST Systems, Inc. (DST) have proprietary rights in and to the computerized data processing recordkeeping system used by IFTC to perform services hereunder including, but not limited to the maintenance of shareholder accounts and records, processing of related information and


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                  generation of output (the TA2000T(TM) System), including,
                  without limitation any changes or modifications of the TA2000(TM) System and any other IFTC or DST programs, data bases, supporting documentation, or procedures ("collectively" IFTC Protected Information") which the Fund's access to the TA2000T(TM) System or computer hardware or software may permit the Fund or its employees or agents to become aware of or to access and that the IFTC Protected Information constitutes confidential material and trade secrets of IFTC. The Fund agrees to maintain the confidentiality of the IFTC Protected Information. The Fund acknowledges that any unauthorized use, misuse, disclosure or taking of IFTC Protected Information, which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. The Fund will advise all of its employees and agents who have access to any IFTC Protected Information or to any computer equipment capable of accessing IFTC or DST hardware or software of the foregoing. IFTC and DST are intended to be, and shall be, third party beneficiaries of the Fund's obligations and undertakings contained in this Section.
     23.     Survival of Representations and Warranties.
             A. All representations and warranties by either party herein contained will survive the execution and delivery of this Agreement.
     24.     Miscellaneous.
             A. This Agreement is executed and delivered in the State of Missouri and shall be governed by the laws of said state.
             B. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successor and assigns of the parties hereto.
             C. No provisions of the Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by both parties hereto.
             D. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
             E. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
             F.   If any part, term or provision of this
                  Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the

                  Agreement did not contain the particular part, term or provision held to be illegal or invalid.
      25.    Termination Assistance.
             Commencing upon any notice of termination or expiration of this Agreement, IFTC shall provide to the Company or its designee termination assistance as defined below in order to allow the services provided hereunder to continue without interruption or adverse effect and to facilitate the orderly transfer of responsibility for such services to the Company or its designee. If and to the extent that such assistance is provided after the date the termination is to be effective, the company will pay for such assistance at the then-prevailing rate under this Agreement. The termination assistance to be provided to the Company shall include the following:
             A. Continuing to perform, for a period of not more than 90 days following the date the termination is to be effective, any or all of the services then being performed by IFTC.
             B. Developing, with the assistance of the Company, a plan for the transition of operations from IFTC to the Company or its designee.
             C.   Prior to providing any of the foregoing
                  termination assistance to the Company or its designee, IFTC shall be entitled to receive from such designee, in a form and substance acceptable to IFTC, written assurances that (i) such designee will maintain at all times the confidentiality of any IFTC proprietary information, software or materials required to be disclosed or provided to, or learned by, such designee in connection with the transaction of duties to Company or designee.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.


     INVESTORS FIDUCIARY TRUST COMPANY


     By:     /s/

     Title:  Executive Vice President

     JACKSON NATIONAL CAPITAL MANAGEMENT FUNDS



     By:     /s/  Larry C. Jordan

     Title:       Treasurer

                       INVESTORS FIDUCIARY TRUST COMPANY

                   JACKSON NATIONAL CAPITAL MANAGEMENT FUNDS
                                  FEE SCHEDULE


     I. TRANSFER AGENCY

     A. Base Fee

             There is a monthly base fee of $1,500 per fund/portfolio. (This is not included in the monthly minimum fee discussed in I.B. below.)

     B. Minimum Fee

             There is a monthly minimum fee of $2,500 per fund/portfolio. The monthly minimum fee supersedes items listed in I.C below provided the total applicable charges based on I.C do not exceed the monthly minimum.

     C. Account Maintenance and Processing Fees

        Open Accounts:
        Money Market and Daily Dividend Funds - $17.25 per account per year Monthly Dividend Funds - $16.25 per account per year
        Quarterly Dividend and Equity Funds - $14.25 per account per year

        Closed Accounts - $2.65 per account per year

        Omnibus Accounts - $2.50 per transaction

        New Account Set Up - $2.50 per account

        Financial Transactions - $1.50 per transaction

     D. Federal Funds Wire

        There is a $6.00 fee for each federal funds wire received or delivered. ACH transactions are provided at no additional cost.

     E. Miscellaneous

        Fiduciary Trustee Fees:
        IRAs/SEPs - $12.00 per account per year
        Qualified Plans - $25.00 per social security number per plan

        Optional Services

        A.   Sales Reporting - $250 per month/per applicable portfolio

        B.   NSCC - $100 per month/per applicable portfolio

        C. INVESTOR (linking all individual portfolios under a single investor hierarchy) - $1.20 per account (production is an out-of-pocket expense)

        D. 12b-1 processing will be charged at a rate of $0.30 per account per payment cycle with a $0.60 per year minimum.

        E. Checkwriting Privileges - $0.35 per check clearing

        F. Deferred Contingent Sales Feature - $3.00 per account per year

        g.   Dealer Maintenance - $2.50 per transaction

     II. PORTFOLIO ACCOUNTING

        A.   Monthly Base Fee Per Portfolio
             $500 (not included in minimum monthly asset fee discussed in II.B. below.)

     B.              Minimum Monthly Asset Fee

             There is a monthly minimum fee of $3,000 per fund/portfolio. The monthly minimum fee per portfolio does not apply to any portfolio if the asset based fee discussed in II.C. below produces greater revenue than the aggregate minimum.

     C.      Asset Based Fee on a Total Relationship Basis

             6/100 of 1% (6 basis points) on the first $150 million in assets
             4/100 of 1% (4 basis points) on the next $150 million in assets
             2/100 of 1% (2 basis points) on the next $200 million is assets
             1/100 of 1% (1 basis point) on all assets in excess of $500 million

      D.     Foreign Securities Premium on Month-End Foreign Assets

             There is a foreign securities premium of 2/100 of 1% (2 basis points) in addition to either the asset based fees (II.C. above), or the minimum monthly asset fee (II.B. above).


      III.   COMPLIANCE

             $30 per incurred hour

             Monitoring of internal revenue code section 851 diversification, 30% income and 90% income tests Initial preparation of:

             1.   Federal tax return.
             2.   Book tax difference schedules for wash sales.
             3. Selected filing such as semi-annual and annual reports, 24(f)(2) notices and Form N-SAR.

      This list of services can be expanded based upon additional responsibilities and related fees as agreed to between parties. Travel expenses incurred by IFTC on behalf of supporting the above services will be billed to the fund as an out-of-pocket expense.


     SECURITY CUSTODY

      A. Domestic Securities

             Asset-Based Fee on a total relationship basis: 2/100 of 1% (2 basis points) on the first $250 million is assets
             1.5/100 of 1% (1.5 basis points) on the next $250 million is assets
             1/100 of 1% (1 basis point) on all assets in excess of $500 million

      Transaction Fee, per transaction:



             Physical Delivery - $22.00
             Depository Eligible - $12.00
             GNMA Paydown - $12.00
             PTC - $12.00

      B.     Foreign Securities

             Asset-Based Fee on a total relationship basis:

             16/100 of 1% (16 basis points) on all assets held in foreign securities
             6/100 of 1%(6 basis points) on all assets held in Euroclear/CEDEL/First Chicago Clearing

             Investments in emerging markets will be priced at the time of investment and should approximate 50 basis points.

      Transaction Fee, per transaction:

             Euroclear/CEDEL/First Chicago Clearing - $45.00
             Emerging Markets - $90.00 - $120.00

      C.      Balance Credits

             IFTC will offset fees with balance credits calculated at 75% of the bank credit rate (see below) applied to average custody collected cash balances for the month. Balance credits will be applied on a fund by fund basis and can be used to offset custody, portfolio accounting, and transfer agency fees. Any credits in excess of fees will be carried forward from month to month through the end of the calendar year. For calculation purposes, IFTC uses an actual/actual basis.

      Note:      The bank credit rate is the equivalent to the lesser of:
                 The average 91-day Treasury Bill discount rate for the month or
                 The average Federal Funds rate for the month less 50 basis points.

      D.     Overdraft Charges

             Fund overdrafts will be calculated at the Prime rate (as published in the Wall Street Journal) and charged on a daily basis.


      V.     NOTES TO THE ABOVE FEE SCHEDULE

             A. Annual maintenance fees are payable monthly at 1/12th of the annual stated rate.

             B Asset based fees will be billed monthly at 1/12th of the annual stated rate based on monthly average net assets, except for the foreign securities premium which will be billed on month-end market value at 1/12th of the annual stated rate.

             C. The above schedule does not include out-of-pocket expenses that would be incurred by IFTC on the fund's behalf Examples of out-of-pocket expenses include but are not limited to pricing services, forms, postage, mailing services, magnetic tapes, printing, proxy processing, microfilm/microfiche, FDIC insurance, foreign registration and script fees, back-up recovery for mainframe services by third parties, etc. Out-out-of-pocket expenses incurred by IFTC in planning and executing the conversion will be passed on to the fund. IFTC bills out-of-pocket expenses separately from service fees.

             D. The fees stated above are exclusive of terminal equipment required in the client's location(s) and communication line costs.

             E. Any fees or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by IFTC.

             F. The above fee schedule is predicated on the fact that IFTC be allowed a minimum of 90 calendar days between notification of hiring and when the selection is effective, and that

                  IFTC receive adequate cooperation from the client during the implementation period.

             G. The balance credits listed in IV.C. will apply for each fund in which the applicable fees for transfer agency and portfolio accounting services exceed the minimum fees, respectively.

             H. The above fee schedule commences on the effective date of the service agreement between IFTC and the client and is guaranteed through September 9, 1994. The minimum fees for transfer agency and portfolio accounting services will December 31, 1992.


/s/                                             /s/Larry Jordan, Treasurer
Investors Fiduciary Trust Company               Jackson National Capital
                                                Management Funds

September 10, 1992                              September 10, 1992
Date                                                 Date

EXHIBIT B

                             INSURANCE COVERAGE


     Insurance coverages maintained by IFTC effective March 10, 1991

   Description of Policy:

     Brokers Blanket Bond, Standard Form 14
     Covering losses caused by dishonesty of employees, physical loss of securities on or outside of premises while in possession of authorized person, loss caused by forgery or alteration of checks or similar instruments. Coverage: $75,000,000

     Errors and Omissions Insurance
     Indemnifies against loss in providing shareholder accounting services by reason of neglect, error or omission.
     Coverage: $10,000,000

     Special Forgery Bond
     Covering losses through forgery or alteration of checks or drafts of customers processed by insured but drawn on or against them.
     Coverage: $1,000,000
     Mail Insurance (applies to all full service operations) Provides indemnity for security lost in the mails.
     Coverage:
     $10,000,000 nonnegotiable securities mailed to domestic locations via registered mail.
     $1,000,000 nonnegotiable securities mailed to domestic locations via first-class or certified mail.
     $1,000,000 nonnegotiable securities mailed to foreign locations via registered mail.
     $1,000,000 negotiable securities mailed to all locations via registered mail.